EXHIBIT 21
LIST OF SUBSIDIARY CORPORATIONS
ARKANSAS BEST CORPORATION
     The Company owns and controls the following subsidiary corporations:

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned

Subsidiaries of Arkansas Best Corporation:
ABF Freight System, Inc.	Delaware	100
Transport Realty, Inc.	Arkansas	100
Data-Tronics Corp.	Arkansas	100
ABF Cartage, Inc.	Delaware	100
Land-Marine Cargo, Inc.	Puerto Rico	100
ABF Freight System Canada, Ltd.	Canada	100
ABF Freight System de Mexico, Inc.	Delaware	100
Motor Carrier Insurance, Ltd.	Bermuda	100
Tread-Ark Corporation	Delaware	100
Arkansas Best Airplane Leasing, Inc.	Arkansas	100
ABF Farms, Inc.	Arkansas	100
CaroTrans Canada, Ltd.	Ontario	100
CaroTrans de Mexico, S.A. DE C.V.	Mexico	100
FreightValue, Inc.	Arkansas	100
Global Supply Chain Services, Inc.	Arkansas	100

Subsidiaries of ABF Freight System, Inc.:
ABF Freight System (B.C.), Ltd.	British Columbia	100
ABF Aviation, LLC	Arkansas	100

Subsidiaries of Tread-Ark Corporation (formerly Treadco, Inc.):
Tread-Ark Investment Corporation	Nevada	100
FleetNet America, Inc.	Arkansas	100

Subsidiaries of Tread-Ark Investment Corporation
Tread-Ark Real Estate Corporation	Delaware	100